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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 11-K


(MARK ONE)

[X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE
                                 ACT OF 1934

                  For the fiscal year ended: December 31, 2001

                                       OR

[ ]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

        For the transition period from ________________ to _____________

Commission File Number 1-4471

A.     Full title of the plan and address of the plan, if different from that of the issuer named below:

                         XEROX CORPORATION SAVINGS PLAN
                         (formerly Xerox Corporation Profit Sharing and Savings Plan)

B.     Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                       XEROX CORPORATION
                       P.O. BOX 1600
                       STAMFORD, CONNECTICUT  06904-1600

                              REQUIRED INFORMATION

       The Xerox Corporation Savings Plan (the "Plan") is subject to the Employee Retirement Income Security Act of 1974 ("ERISA"). Therefore, in lieu of the requirements of Items 1-3 of Form 11-K, the financial statements and schedules of the Plan at December 31, 2001 and 2000 and for the year ended December 31, 2001, which have been prepared in accordance with the financial reporting requirements of ERISA, are filed herewith as Exhibit 99-1 and incorporated herein by reference.

EXHIBITS
Exhibit Number            Description
----------------------    --------------------
99-1                      Financial Statements and Schedule of the Plan at
                          December 31, 2001 and 2000 and for the year ended
                          December 31, 2001
99-2                      Consent of PricewaterhouseCoopers LLP, independent
                          accountants


THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the person who administers the Plan has duly caused this actual report to be signed on its behalf by the undersigned who is thereunto duly authorized.

XEROX CORPORATION SAVINGS PLAN

/s/ Lawrence M. Becker

Lawrence M. Becker
Plan Administrator

Stamford, Connecticut
Date: July 12, 2002